Exhibit 10.1

Execution Copy

PURCHASE AGREEMENT

Purchase Agreement dated May 6, 2011 between FAPL Holdings Inc. (the “Vendor”), Motorcar Parts of America, Inc. (the “Purchaser”), Jack Shuster, Gordon Fenwick, Paul Fenwick and Joel Fenwick.

RECITALS

(a)
The Vendor is the registered and beneficial owner of 10,001,500 common shares of Fenwick Automotive Products Limited (“Canco”), one (1) common share of Introcan Inc. (“USco”), and 500 Series “F” shares of Fapco S.A. de C.V. (“Mexco”).

(b)	The Vendor and the Purchaser are, inter alia, parties to an amended and restated addendum to a Unanimous Shareholders Agreement dated December 15, 2010 (the “Addendum”).

(c)
The Addendum provides for the MPA Option (as defined therein) pursuant to which the U.S. Purchaser has the option to acquire 80% of the shares of each of Canco and USco for the Option Purchase Price (as defined therein).

(d)
The Addendum provides the Purchaser with a Call Option (as defined therein) pursuant to which the Purchaser has the option to acquire all of the remaining shares of Canco and USco from the Vendor at the Call Purchase Price (as defined therein).

(e)
The Parties wish to terminate the Addendum and the Purchaser wishes to purchase and the Vendor wishes to sell to the Purchaser all of the shares of Canco, USco and Mexco (to the extent of its interest in Mexco) upon the terms and conditions contained in this Agreement.

(f)
Rafko Holdings Inc., a wholly-owned subsidiary of USco, is indebted to the Vendor in the amount of $768,042 (the “RHI Loan”) and Rafko Enterprises Inc. a wholly-owned subsidiary of Rafko Holdings Inc., is indebted to the Vendor in the amount of $64,319 (the “REI Loan” and, together with the RHI Loan, the “Rafko Loans”) and the Purchaser wishes to purchase and the Vendor wishes to assign and sell to the Purchaser the Rafko Loans.

In consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.

Section 1               Definitions.

All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Schedule “A” hereto.

Section 2               Purchase and Sale.

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date: (i) 10,001,500 shares of Canco (the “Canco Purchased Shares”); (ii) one (1) common share of USco (the “USco Purchased Shares”); (iii) 500 Series “F” shares of Mexco (the “Mexco Purchased Shares” and, together with the USco Purchased Share and the Canco Purchased Shares, the “Purchased Shares”); and (iv) the Rafko Loans.

Section 3               Purchase Price.

The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Shares and the Rafko Loans shall be 360,000 shares of MPA Common Stock (the “Vendor’s MPA Shares”). The purchase price shall be deemed to be paid by the Purchasers on the Closing Date by the delivery within five Business Days of the Closing Date to the Escrow Agent of a share certificate in definitive form registered in the name of the Vendor representing the Vendor’s MPA Shares. The Purchaser hereby irrevocably undertakes to deliver the Vendor’s MPA Shares to the Escrow Agent within five Business Days of the Closing Date. Notwithstanding anything contained in the Addendum or elsewhere, no Contingent Purchase Price (as defined in the Addendum) shall be payable.  The Vendor’s MPA Shares issued to the Vendor shall be subject to certain restrictions as set out in the Hold Agreement and the Escrow Agreement.

Section 4               Allocation of Purchase Price.

The purchase price shall be allocated among the Purchased Shares or set out in Schedule “B” hereto.

Section 5               Vendor’s Representations and Warranties.

The Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and at the Closing Date and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares:

(a)
Incorporation and Qualification.  The Vendor is a corporation incorporated and existing under the laws of the Province of Ontario and its principal place of business is in Ontario.  The Vendor has the corporate power to enter into and perform its obligations under this Agreement;

(b)
Corporate Authority.  The execution and delivery of and performance by the Vendor of this Agreement have been authorized by all necessary corporate action on the part of the Vendor.  The transfers of the Purchased Shares to the Purchaser have been authorized by all necessary corporate action on the part of the Vendor, Canco, Mexco and USco, as the case may be;

(c)	No Violation or Breach. The execution and delivery of and performance by the Vendor of this Agreement:

(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Vendor’s constating documents or by-laws as they currently are;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any Material Agreements to which the Vendor is a party; and

(iii)	will not, to the best of the Vendor’s knowledge, result in the violation of any Canadian, Mexican or US federal, state or provincial law;

(d)
Authorizations and Consents.  There is no requirement on the part of the Vendor, Canco, USco or Mexco to make any filing with or give any notice to any governmental entity or body, or obtain any order, permit, approval, waiver, licence or similar authorization in connection with the completion of the transactions contemplated by this Agreement, except for filings and notifications required by applicable securities laws;

(e)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor enforceable against it in accordance with its terms under the applicable laws of Canada and the laws of the province of Ontario subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(f)
Authorized and Issued Capital.  The authorized capital of Canco consists of (i) 3,000,000 voting Class A special shares; (ii) an unlimited number of non-voting Class B special shares; (iii) 1,000,000 non-voting Class C special shares; (iv) 1,000,000 non-voting Class D special shares; (v) an unlimited number of Class E special shares; and (vi) an unlimited number of common shares of which, (i) at this date, 10,001,500 common shares (and no more) have been duly issued and are outstanding as fully paid, and (ii) at the Closing Date, 10,001,500 common shares (and no more) will be duly issued and will be outstanding as fully paid. The authorized capital of USco consists of one hundred (100) shares of common stock which, (i) at this date, one (1) share (and no more) has been duly issued and is outstanding as fully paid, and (ii) at the Closing Date, one (1) share of common stock (and no more) will be duly issued and will be outstanding as fully paid. The authorized capital of Mexco consists of fifty thousand (50,000) shares of fixed common series “F” shares and an unlimited number of variable common series “V” shares of which, (i) at this date, fifty thousand (50,000) series “F” shares (and no more) have been duly issued and are outstanding as fully paid and (ii) at the Closing Date, fifty thousand (50,000) series “F” shares (and no more) will be duly issued and will be outstanding as fully paid. All of the Purchased Shares have been issued in compliance with all applicable laws;

(g)
No Other Agreements to Purchase.  Except for the Purchasers' rights under this Agreement and the Addendum, no person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Purchased Shares or any shares in the capital of the Subsidiaries;

(h)
Title to Purchased Shares.  The Purchased Shares are owned by the Vendor as the registered and beneficial owner with good and valid title, free and clear of all liens, charges, pledges, security interests and other encumbrances other than those restrictions on transfer, if any, contained in the constating documents of Mexco, Canco, and USco.  Upon completion of the transactions contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear of all liens, charges, pledges, security interests and other encumbrances other than (i) those restrictions on transfer, if any, contained in the constating documents of Canco, USco, and Mexco and (ii) liens granted by the Purchaser;

(i)
No Action.  Other than as set out in Schedule G, the  Vendor is not aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, commission, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by this Agreement;

(j)	Residence. The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada); and

(k)	Securities Laws. The Subsidiaries are not reporting issuers (as such term is defined in the Securities Act (Ontario)) and there is no published market for the Purchased Shares.

Canco is a “private issuer” as that term is defined in section 2.4(1) of National Instrument 45-106.

(l)
Incorporation and Status.  Each of the Subsidiaries is duly incorporated and organized, and is validly existing under its jurisdiction of organization. Each of the Subsidiaries is duly registered, licensed or qualified as an extra-provincial or foreign Corporation, and is up to date in the filing of all corporate and similar returns under the laws of those jurisdictions where it operates and where failure to be so registered, licensed, qualified or up to date would have a material adverse effect on it.

(m)	Business of the Subsidiaries. Each of the Subsidiaries has the corporate power and capacity to own, lease or license its assets and to carry on its business.

(n)
No Contravention.  Neither the entering into of this Agreement, or the performance by the Vendor or the Subsidiaries of any of its other obligations hereunder will contravene, breach, result in any default or result in any acceleration, bonus or benefit to any other party under the articles, by-laws, constating documents or other organizational documents of the Vendor or the Subsidiaries or under any Material Agreements,  permit, statute, regulation, order, judgment, decree or law to which the Vendor or the Subsidiaries is a party or by which any of them may be bound.

(o)
As to Certain Contracts In and Out of the Ordinary Course.  The Subsidiaries are not a party to nor are they bound by any contract, agreement or commitment that materially adversely affects or could reasonably be expected to materially adversely affect the Subsidiaries’ businesses or financial condition or any of their respective assets.  Additionally, since March 31, 2010, none of the Subsidiaries has:

(i)
other than in the ordinary course and consistent with past practices, sold, transferred or otherwise disposed of, or created, assumed or permitted any encumbrance on or in respect of, its property or assets or any part thereof, except in connection with the M&T Indebtedness;

(ii)	incurred, assumed or become subject to any material liability except in the ordinary course of business other than:

(A)
professional fees and other expenses incurred in respect of the indebtedness of the Subsidiaries to the Royal Bank of Canada, efforts to replace such indebtedness and entering into (and amending) the M&T Indebtedness and the transactional fees directly and indirectly related to the transactions contemplated hereby;

(B)	those Shareholder Advances made between March 31, 2010 and July 6, 2010; and

(C)	the M&T Indebtedness;

(iii)	amended its articles, by-laws or other governing documents;

(iv)	conducted its business, in all material respects, other than in the ordinary course;

(v)	cancelled or released any debts or claims or waived or surrendered any rights which, in the aggregate, are material; or

(vi)
except as described in the Vendor’s financial statements, made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained.

(p)
No Default Under Agreements.  None of the Subsidiaries is in default or breach under any term or provision of its constating documents, by-laws or resolutions or of any contract, agreement, lease or other instrument to which it is a party which default or breach has had or could reasonably be expected to have a material adverse effect on the Subsidiaries taken as a whole and there exists no state of facts that after notice or the passage of time, or both, would constitute such a default or breach and all those contracts, agreements, leases and other instruments are now in good standing in all material respects, and the Subsidiaries are entitled to all benefits, rights and privileges thereunder save and except  as disclosed in Schedule “G” (collectively, the “Claims”).

(q)
Title to Assets.  The Subsidiaries are the absolute beneficial owners of and have good and marketable title, free of all charges except for Permitted Encumbrances, to all the assets owned by them and used in connection with their respective businesses.

(r)
Financial Matters.  The audited consolidated financial statements of the Vendor and notes thereto as at and for the year ended March 31, 2010 and the unaudited 9 month period ended December 31, 2010, present fairly in all material respects the consolidated financial position of the Subsidiaries as at the dates indicated and the results of operations and changes in financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Subsidiaries (on a consolidated basis) as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied, except as otherwise stated therein, on a consistent basis.

(s)
Licences and Agreements. Subject to the Claims  and to the best of the Vendor’s knowledge: (a) Each of the material licenses and agreements to which each of the Subsidiaries is a party is in good standing and in full force and effect; and (b) The Subsidiaries, is not in breach of any material covenants, conditions or obligations contained therein.

(t)
Tax Matters.  Save and except for the filing of any tax returns required as a result of the grant to the Purchaser of the MPA Option pursuant to the August 24, 2010 addendum to the Vendor’s unanimous shareholders agreement, the Subsidiaries have filed or caused to be filed all tax returns required to be filed in all applicable jurisdictions and have paid all Governmental Charges. There are no proceedings in progress, pending or, threatened in respect of any Governmental Charges and, in particular, there are no currently outstanding reassessments or written enquiries that have been issued or raised by any governmental authority relating to any Governmental Charges.  The Subsidiaries have withheld or collected and remitted all amounts required to be withheld or collected and remitted by them in respect of any Governmental Charges.

(u)
Intellectual Property. All registrations with and applications to governmental authorities in respect of the Intellectual Property are valid and in full force and effect and as of the date hereof are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by the Subsidiaries to maintain their validity or effectiveness, other than routine filings and payments applicable to registrations of that kind.  All Intellectual Property used by the Subsidiaries is owned by or, where necessary, licensed to, the Subsidiaries and the Subsidiaries have all rights, licenses, permits, authorizations and other approvals necessary to use that Intellectual Property.  As of the date hereof, no notice has been received by any of the Subsidiaries that its rights to any Intellectual Property owned or licensed by it or otherwise used in the conduct of its business are invalid or unenforceable or that any infringement or misappropriation thereof, in whole or in part, by any Person has occurred, and no legal proceedings alleging any infringement of the Intellectual Property owned, licensed or used by any of the Subsidiaries in the conduct of their business have been initiated or, to the best of the knowledge, information and belief of the Vendor, threatened. To the best of the knowledge, information and belief of the Vendor, without due inquiry, the conduct of the business of the Subsidiaries does not infringe the intellectual property rights of any Person.

(v)
Permits, Registrations and Elections. To the best of the Vendor’s knowledge and belief: (a) the Subsidiaries hold all permits, licenses, approvals, consents, authorizations, registrations, certificates and franchises of governmental agencies or regulatory bodies required to own their respective properties and assets and to carry on their businesses (collectively, the “Permits”) except where the failure to hold such Permits would not have a material adverse effect on the Subsidiaries, taken as a whole; (b) all the Permits are in full force and effect; the Subsidiaries are in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings in progress, pending or, threatened that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits; and (c) there are no facts upon which proceedings could reasonably be based.

(w)	Compliance with Laws and Litigation.

(i)
To the best of the Vendor’s knowledge and belief, the Subsidiaries are conducting their business in compliance with all applicable laws, regulations, by-laws and ordinances of each jurisdiction in which their business is carried on, except where the failure to be in such compliance would not have a material adverse effect on Subsidiaries, taken as a whole;

(ii)
To the best of the Vendor’s knowledge and belief, subject to the Claims and Duty Advisory, (a) There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively, “Proceedings”) against or involving the Subsidiaries or any of their officers or directors (whether in progress, pending or threatened); and (b) No event has occurred that might give rise to any Proceedings and the Vendor is not aware of any existing grounds on which such Proceedings might be commenced and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Subsidiaries or their officers or directors.

(x)
Material Facts Disclosed.  None of the statements, documents, certificates or other items prepared or supplied by the Vendor or the Subsidiaries to the Purchaser with respect to the transactions contemplated hereby contains an untrue statement of a material fact, or failed to disclose a fact that was necessary to be made in order for any material statement not to be misleading at the time it was provided.

(y)	Debt. At the time of Closing, the Subsidiaries will have no Debt other than Permitted Debt.

(z)
Material Agreements.  True, correct and complete copies of all Material Agreements requested by the Purchaser for review by it have been made available to the Purchaser. Subject to the Claims and the Duty Advisory and to the best of the Vendor’s knowledge and belief, the Subsidiaries have performed substantially all of the obligations required to be performed by them and they are entitled to substantially all benefits under the Material Agreements. Save for the Claims and the Duty Advisory and to the best of the Vendor’s knowledge and belief, none of the Subsidiaries is alleged to be in default of any Material Agreement. Save for the Claims and the Duty Advisory  and to the best of the Vendor’s knowledge and belief, each of the Material Agreements is in full force and effect, unamended, and to the best of the Vendor’s knowledge and belief save for the Claims and the Duty Advisory there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Agreement.

Section 6               Purchaser’s Representations and Warranties.

The Purchaser represents and warrants to the Vendor at the date of this Agreement and at the Closing Date and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

(a)
Incorporation and Qualification. The Purchaser is a corporation incorporated and existing under the laws of the State of New York. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement;

(b)	Corporate Authority. The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser;

(c)	No Violation or Breach. The execution and delivery of and performance by the Purchaser of this Agreement:

(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Purchaser’s constating documents or by-laws;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Purchaser is a party; and

(iii)	will not result in the violation of any law;

(d)
Execution and Binding Obligation.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(e)
Authorizations and Consents.  There is no requirement on the part of the Purchaser to make any filing with or give any notice to any governmental entity or body, or obtain any order, permit, approval, waiver, licence or similar authorization in connection with the completion of the transactions contemplated by this Agreement, except for filings and notifications required by applicable securities laws; and

(f)
MPA Common Stock. The MPA Common Stock is the class of securities of the Purchaser listed on the NASDAQ Global Market as of the date of this Agreement. The Vendor’s MPA Shares, when issued, sold and delivered to the Vendor pursuant to this Agreement will be duly and validly issued and fully paid and non-assessable and registered in the name of the Vendor on the stock register of the Purchaser.

Section 7               Conditions of Closing.

(1)
Conditions for the Benefit of the Purchaser.  The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed, on or before the Closing Date, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
The covenants, representations and warranties of the Vendor contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of such date;

(b)
The Vendor shall deliver to the Purchaser a certified copy of the resolution of each of the boards of the directors of Mexco, USco and Canco approving the transfer of the Purchased Shares to the Purchaser;

(c)
The share certificates representing the Purchased Shares shall be duly endorsed for transfer to the Purchaser as contemplated hereby or shall be accompanied by a irrevocable share transfer power of attorney duly executed in blank by the Vendor;

(d)
The M&T credit agreement in respect of the M&T Indebtedness shall have been amended to the satisfaction of the Purchaser and the transaction governed thereby shall close immediately following the transactions governed hereby;

(e)
The employment agreements with each of the Principals shall have been amended pursuant to the employment agreement amending agreements between each of the Principals and the Vendor on terms satisfactory to the Purchaser;

(f)	The Vendor shall have entered into and duly executed and delivered the Hold Agreement;

(g)	The Parties shall have entered into and duly executed and delivered the Escrow Agreement;

(h)	The Principals shall have entered into non-competition and non-solicitation agreements containing the restrictions set forth in Schedule “D” hereto;

(i)	All Shareholder Advances shall be capitalized and all Director Advances shall be forgiven in the manner set forth in Schedule “E” hereto (the “Reorganization”);

(j)
As at the Closing Date, no event or condition shall have occurred, or shall exist, that individually or in the aggregate is or would reasonably be expected to be material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations, business, operations or prospects of the Subsidiaries;

(k)	The Addendum shall be terminated; and

(l)	The Vendor shall deliver a release in favour of the Subsidiaries of all amounts owing to it by the Subsidiaries and shall discharge all security in respect of such indebtedness.

(2)
Conditions for the Benefit of the Vendor.  The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed on or before the Closing Date, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion:

(a)
The covenants, representations and warranties of the Purchasers contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of such date;

(b)
The Purchaser shall deliver releases by it and all Subsidiaries of the Vendor in respect of the Amended and Restated Debenture dated December 15th, 2010, and of each of the Principals in their capacity as directors of the Subsidiaries (excluding, for greater certainty, the obligations created herein or contemplated hereby);

(c)	The Purchaser shall discharge its security interest against the Vendor in connection with the Amended and Restated Debenture dated December 15th, 2010;

(d)	Delivery of certified resolutions of the Purchaser authorizing the execution and delivery of this Agreement and all matters required of the Purchaser thereunder;

(e)	M&T Bank shall release the Vendor, the Holdcos and each of the Principals in respect of the outstanding M&T credit agreement and release all security interests held by it as against such releases; and

(f)	The Addendum shall be terminated; and

(g)	Delivery by the Purchaser of its consent to the Reorganization and all proceedings contemplated thereby.

Section 8               Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement (the “Closing”) shall take place at the offices of Torkin Manes LLP, 151 Yonge Street, Suite 1500, Toronto, Ontario at 10:00 a.m. (Toronto time) on May 6, 2011 or at such other place, on such other date and such other time as may be agreed upon in writing by the parties (the “Closing Date”).

Section 9               Deliveries.

Subject to the satisfaction or waiver by the relevant party of the conditions of closing, on the Closing Date, the Vendor shall deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery, the Purchaser shall pay the purchase price in accordance with Section 3 (i.e. by delivery of fully executed stock certificates, in definitive form, representing the Vendor’s MPA Shares payable to the Vendor). Notwithstanding the foregoing, in the case of the Mexco Purchased Shares, a duly endorsed power of attorney to transfer such shares shall be delivered to the Purchaser at Closing along with a photocopy of the certificate evidencing such shares and the Vendor shall deliver the original certificate within seven days of the Closing.

Section 10             Survival of Covenants, Representations and Warranties.

(1)
The covenants, representations and warranties of the Vendor contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the Closing for a period of 18 months, except that there is no limitation as to time for claims involving fraud or fraudulent misrepresentation.

(2)
The covenants, representations and warranties of the Purchaser contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the Closing for a period of 18 months, except that there is no limitation as to time for claims involving fraud or fraudulent misrepresentation.

Section 11             Indemnification in Favour of the Purchaser.

Subject to Section 13, the Vendor, jointly and severally with the Principals (but severally and not jointly and severally among the Principals), agree to indemnify and save the Purchaser harmless of and from, and shall pay for, any damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(1)	any breach or inaccuracy of any representation or warranty given by the Vendor contained in this Agreement;

(2)	any liability for Governmental Charges due or payable by the Subsidiaries in respect to or relating to all periods ending on or before the Closing Date (including with respect to the Duty Advisory);

(3)
any liability (in excess of any insurance payments) relating to any product manufactured, constructed, installed, shipped, distributed, sold or provided, by any of the Subsidiaries prior to the Closing Date, including any product liability or product warranty whether the damages in respect of such products are suffered before or after the Closing; and

(4)	any liability in excess of the disclosed Claims referenced in Schedule “G”.

Section 12             Termination.

This Agreement may, by notice in writing given at or prior to the completion of the transaction, be terminated:  (i) by mutual consent of the Vendor and the Purchaser; (ii) by the Purchaser if any of the conditions in Section 7(1) have not been satisfied as at the Closing Date and the Purchaser have not waived such condition at or prior to completion of the transaction; or (iii) by the Vendor if any of the conditions in Section 7(2) have not been satisfied as at the Closing Date and the Vendor has not waived such condition at or prior to completion of the transaction.

Section 13             Limitations on Indemnification.

The Vendor’s obligation to make any payment for damages (for indemnification or otherwise) with respect to the matters described in Section 11 shall be limited to a maximum of $4 million.

Each Principal’s obligation to make any payment for damages (for indemnification or otherwise) with respect to the matters described in Section 11 shall be limited to a maximum of $250,000.

The Purchaser shall first be required to seek indemnification from the Vendor before seeking indemnification from the Principals.  The Vendor shall only seek indemnification from the Principals in the event that the indemnifiable claims exceed the value of the Vendor’s MPA Shares redeemed or purchased for cancellation in accordance with the Escrow Agreement.

The Indemnifying Parties shall have the option of satisfying any indemnifiable claims in cash in lieu of the redemption or purchase for cancellation of Vendor’s MPA Shares pursuant to the Escrow Agreement. Each Principal shall notify the Purchaser and the Escrow Agent in writing within 6 months following the receipt of notice of a Direct Claim or within the later of 6 months following receipt of notice of a Third Party Claim and 45 days following final resolution of a Third Party Claim, as the case may be, as to his election whether to satisfy an indemnifiable claim in cash or through the redemption or purchase for cancellation of Vendor’s MPA Shares pursuant to the Escrow Agreement. Cash payments and redemptions or purchases for cancellation of Vendor MPA Shares in accordance with the Escrow Agreement shall be made within five business days following the date on which the Principal notifies the Purchaser of his election. A failure to make due and prompt payment of the cash amount owing shall result in a forfeiture of the right to settle the indemnity obligation in cash and the corresponding Vendor’s MPA Shares shall be immediately be redeemed or purchased for cancellation pursuant to the Escrow Agreement.  Any cash payments made by a Principal hereunder shall reduce such Principal’s maximum liability for indemnification hereunder.

Nothing in this Agreement, including this Section 13, limits or restricts in any way any remedies available, or damages payable, for claims involving fraud or fraudulent misrepresentation.

Section 14             Indemnification Procedures.

(1)	Notification.

(a)
If a Third Party Claim is instituted or asserted against the Purchaser or a Subsidiary (an “Indemnified Person”), the Indemnified Person shall promptly notify the Indemnifying Parties in writing of the Third Party Claim.

(b)	If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Vendor and the Principals (the “Indemnifying Parties”) in writing of the Direct Claim.

(c)
Notice to the Indemnifying Parties under this Section of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Parties under this Agreement. Upon receipt of such notice, the provisions of Section 14(3) will apply to any Third Party Claim and the provisions of Section 14(2) will apply to any Direct Claim.

(d)	The omission to promptly notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation to indemnify the Indemnified Person.

(2)	Procedure for Direct Claims.

(a)
Following receipt of notice of a Direct Claim, the Indemnifying Parties have 30 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Indemnifying Parties the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Parties may reasonably request.

(b)
If the Indemnifying Parties dispute the validity or amount of the Direct Claim, the Indemnifying Parties shall provide written notice of the dispute to the Indemnified Person within the 30 day period specified above. The dispute notice must describe in reasonable detail the nature of the Indemnifying Parties’ dispute. During the 15 day period immediately following receipt of a dispute notice by the Indemnified Person, the Indemnifying Parties and the Indemnified Person shall attempt in good faith to resolve the dispute.

(c)
If the Indemnifying Parties and the Indemnified Person fail to resolve the dispute within that 15 day time period, the Indemnified Person is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Parties fail to respond in writing to the Direct Claim or within the 30 day period specified above, do not dispute it or resolve a dispute with the Indemnified Person, the Indemnifying Parties are deemed to have agreed to the validity and amount of the Direct Claim (revised, as applicable, in the case of a resolved dispute in respect of the Direct Claim) and shall pay in full the amount of the Direct Claim to the Indemnified Person within 6 months of receipt of notice of the Direct Claim in accordance with Section 13.

(3)	Procedure for Third Party Claims.

(a)
Subject to the terms of this Section, upon receiving notice of a Third Party Claim, the Indemnifying Parties may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(b)	The Indemnifying Parties may not assume the investigation and defence of a Third Party Claim if:

(i)	it relates to Taxes of the Indemnified Person, nor may the Indemnifying Parties participate in the investigation and defence of such a claim;

(ii)	the Indemnifying Parties are also a party to the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate;

(iii)
the Indemnifying Parties fail to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim;

(iv)	the Indemnifying Parties do not unconditionally acknowledge in writing their obligation to indemnify and hold the Indemnified Person harmless with respect to the Third Party Claim; or

(v)
the Third Party Claim seeks relief against the Indemnified Person other than monetary damages or the Indemnified Person determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect it or its affiliates (as such term is defined in National Instrument 45-106) and the Indemnified Person has notified the Indemnifying Parties that it will exercise its exclusive right to defend, compromise or settle the Third Party Claim.

(c)
In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Parties must give the Indemnified Person written notice of its election within 15 days of Indemnifying Parties’ receipt of notice of the Third Party Claim.

(d)	If the Indemnifying Parties assume the investigation and defence of a Third Party Claim:

(i)
the Indemnifying Parties shall pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Parties shall not, so long as they diligently conduct such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Parties validly exercised their right to assume the investigation and defence of the Third Party Claim;

(ii)
the Indemnifying Parties shall reimburse the Indemnified Person for all costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Parties validly exercised their right to assume the investigation and defence of the Third Party Claim;

(iii)	the Indemnified Person shall not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Parties, unless required by applicable Law;

(iv)	legal counsel chosen by the Indemnifying Parties to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably; and

(v)
the Indemnifying Parties may not compromise and settle or remedy, or cause a compromise and settlement or remedy, of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld or delayed.

(e)
If the Indemnifying Parties (i) are not entitled to assume the investigation and defence of a Third Party Claim; (ii) do not elect to assume the investigation and defence of a Third Party Claim; or (iii) assume the investigation and defence of a Third Party Claim but fail to diligently pursue such defence, or the Indemnified Person concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim. In the case where the Indemnifying Parties fail to diligently pursue the defence of the Third Party Claim or the Indemnified Person concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Parties written demand to diligently pursue the defence and the Indemnifying Parties fail to do so within 14 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

(f)
If the Indemnified Person undertakes the investigation and defence of a Third Party Claim, the Indemnified Person may compromise and settle the Third Party Claim but the Indemnifying Parties shall not be bound by any compromise or settlement of the Third Party Claim effected without their consent (which consent may not be unreasonably withheld or delayed).

(g)
The Indemnified Person and the Indemnifying Parties agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings and to use their reasonable efforts to minimize Damages with respect to any Third Party Claim. If the Indemnifying Parties assume the investigation and defence of a Third Party Claim, the Indemnified Person shall, at the request and expense of the Indemnifying Parties, use its reasonable efforts to make available to the Indemnifying Parties, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Parties in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnifying Parties, make available to the Indemnifying Parties, or their representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Parties for their use solely in defending any Third Party Claim which they have elected to assume the investigation and defence of. The Indemnified Person shall cooperate on a timely basis with the Indemnifying Parties in the defence of any Third Party Claim.

(h)
The Indemnified Parties shall have until the later of 6 months following receipt of notice of a Third Party Claim and 45 days following final resolution of a Third Party Claim to pay in full the amount of the Third party Claim in accordance with Section 13.

Section 15            Time of the Essence.

Time shall be of the essence of this Agreement.

Section 16             Addendum

The parties hereto hereby agree to terminate the Addendum as of the Closing Date.

Section 17             Enurement.

 This Agreement shall become effective when executed by the Vendor and the Purchaser and after that time shall be binding upon and enure to the benefit of the parties and their respective, successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either party without the consent of the other party.

Section 18             Entire Agreement.

This Agreement (including any agreements contemplated hereby) collectively constitute the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter of this Agreement.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 19             Currency.

All references to dollar amounts or “$” herein are expressed in Canadian currency unless otherwise specifically indicated.

Section 20             Waiver.

(1)
No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

(2)
No failure on the part of the Vendor or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 21             Further Assurances.

Each of the parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent, including without limitation the assignment of all Intellectual Property used in connection with the business conducted by the Subsidiaries.

Section 22             Notices

Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or facsimile (but not by email) and addressed:

(a)	to the Purchaser, at:

2929 California Street
Torrance CA 90503
United States of America

Attention:           Michael M. Umansky
Telephone:          (310) 972-4015
Facsimile:              (310) 943-1630

with a copy (that does not constitute notice) to:

Stikeman Elliott LLP
Barristers & Solicitors
5300 Commerce Court West,
199 Bay Street,
Toronto, ON
M5L 1B9
Canada

Attention:            David Weinberger
Telephone:          (416) 869-5515
Facsimile:             (416) 947-0866

(b)	to Gordon Fenwick at:

475 Spadina Road
Toronto, ON
M5P 2W6

(c)	to Paul Fenwick at:

125 Bedford Road
Toronto, ON
M5R 2K6

(d)	to Joel Fenwick at:

28 Ridge Hill Drive
Toronto, ON
M6G 3A3

(e)	to the Vendor at:

1100 Caledonia Road
Toronto, ON
M6A 2W5

Attention:           Jack Shuster, President
Telephone:          (416) 787-1723
Facsimile:             (416) 784-1197

with a copy (that does not constitute notice) to:

Wisebrod/Zeliger Associates
Barristers & Solicitors, Notaries
245 Fairview Mall Drive
Suite 510
Toronto, ON
M2J 4T1

Attention :           Avi Wisebrod
Telephone:          (416) 496-2600 x 201
Facsimile:             (416) 496-1708

(f)	to Jack Shuster at:
48 King Cross Avenue
Richmond Hill, ON
L4B 2S9

A Notice is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 23          Severability.

If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 24          Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without reference to any choice of law rules.  Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 25          Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 26          French Language.

Les parties à cette convention reconnaissent qu’ils ont exigé que ce qui précède soit rédigé et signé en anglais et s’en déclarent satisfaits.

IN WITNESS WHEREOF the parties have executed this Purchase Agreement.

FAPL HOLDINGS INC.
By:	/s/ Jack Shuster
Name: Jack Shuster
Title: President

MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Selwyn Joffe
Name:
Title:

/s/ Gordon Fenwick
Gordon Fenwick

/s/ Jack Shuster
Jack Shuster

/s/ Paul Fenwick
Paul Fenwick

/s/ Joel Fenwick
Joel Fenwick

SCHEDULE “A”
DEFINITIONS

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“Debt” means, without duplication:

(i)
all indebtedness of the Subsidiaries for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations (whether contingent or otherwise) with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of the Subsidiaries;

(ii)
all indebtedness of the Subsidiaries for or in respect of the purchase or acquisition price of property or services, whether or not recourse is limited to the repossession and sale of any such property;

(iii)	all obligations under any lease entered into by the Subsidiaries as lessee which would be classified as a capital lease in accordance with GAAP;

(iv)	all obligations of the Subsidiaries to purchase, redeem, retract or otherwise acquire any securities issued by the Subsidiaries; and

(v)
all Debt (as hereinbefore defined) or any other debt which is directly or indirectly guaranteed by the Subsidiaries or which any of the Subsidiaries has agreed to purchase or otherwise acquire or in respect of which any of the Subsidiaries have otherwise assured a creditor against loss;

but “Debt” shall not include unsecured trade debt incurred in the ordinary course of business consistent with past practice, nor any contingent liabilities (other than guarantees) in connection with contracts entered into in the ordinary course of business;

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement;

“Director Advances” means amounts owing from the Subsidiaries to any of the Principals or directors of any Subsidiaries on account of loans advanced by such Principals or directors to the Subsidiaries;

“Duty Advisory” means the ruling by US Customs and Border Protection concerning trade/tariff (anti dumping duty) with respect to importation into the U.S. of Hub Bearing Assemblies containing taper bearings;

“Escrow Agent” means Stikeman Elliott LLP, as it may be replaced from time to time pursuant to the Escrow Agreement;

“Escrow Agreement” means the escrow agreement among the Parties in the form attached as Schedule “H”  hereto;

“FEI” means Fenwick enterprises Inc.

“GAAP” means, at any time, the generally accepted accounting principles in Canada, applied on a consistent basis, and statements and interpretations (if applicable) issued by the Canadian Institute of Chartered Accountants or any successor body in effect from time to time;

“Governmental Charges” means all taxes, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, due and payable to any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rulemaking entity having jurisdiction in relevant circumstances if failure to pay could reasonably be expected to have a material adverse effect on the Subsidiaries;

“Hold Agreement” means the form of Hold Agreement attached as Schedule “F” hereto;

“Holdcos” means Escal Holdings Inc., Fencity Holdings Inc. and Jofen Holdings Inc.,

“Intellectual Property” means domestic and foreign intellectual property rights including:  (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) mask works, mask work registrations and applications for mask work registrations; (iv) designs, design registrations, design registration applications and integrated circuit topographies and (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing;

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property;

“Material Agreements” means all agreements to which any of the Subsidiaries is a party with a value of greater than $175,000;

“M&T Credit Agreement” means an amended credit agreement dated May 6, 2011 among, inter alia, Canco and M&T Bank;

“M&T Indebtedness” means the indebtedness of Canco to M&T Bank pursuant to the terms of the M&T Credit Agreement;

“Parties” means the Vendor, the Purchaser and the Principals;

“Permitted Debt” means the M&T Indebtedness, any indebtedness disclosed in this Agreement, any indebtedness secured by Permitted Encumbrances, indebtedness among any of the Subsidiaries, accounts payable, accrued liabilities, income tax, deferred revenues, operating leases and other expenses incurred in the ordinary course of business, consistent with past practice, and capital lease obligations incurred in the ordinary course of business (such existing capital lease obligations being subject to a limit of $806,000.00) consistent with past practice, and includes, without limitation, the Subsidiaries’ obligations under existing and future real property leases and all professional fees relating to the transactions contemplated by this Agreement and the M&T Credit Agreement;

“Permitted Encumbrances” has the meaning attributed thereto in Schedule “B” hereto;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Principal” means each of Gordon Fenwick, Joel Fenwick, Paul Fenwick and Jack Shuster;

“Shareholder Advances” means amounts owing from the Subsidiaries to the Vendor on account of loans advanced by the Vendor to the Subsidiaries;

“Subsidiaries” means Canco, USco, Mexco, Autocat Catalogue Services, Inc., 778355 Ontario Inc., Rafko Enterprises Inc., Rafko Logistics Inc., Rafko Holdings Inc., LH Distribution Inc., and Flo-Pro Inc.; and

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a governmental entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.